Exhibit 99.1
Global Water Resources Reports First Quarter 2025 Results

PHOENIX, AZ – May 14, 2025 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the first quarter ended March 31, 2025. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below).
Q1 2025 Financial Highlights
•Total revenue increased 7.3% to $12.5 million, primarily due to organic connection growth and increased consumption.
•Net income decreased 14.5% to $0.6 million or $0.02 per share from $0.7 million or $0.03 per share.
•Adjusted EBITDA, a non-GAAP term, increased 4.4% to $5.6 million (see definition of adjusted EBITDA and its reconciliation to GAAP, below).
•Cash and cash equivalents totaled $31.5 million at March 31, 2025, increasing from $9.0 million at December 31, 2024.
•Raised net proceeds of $30.8 million from a public offering of common stock.
•Declared three monthly cash dividends of $0.02533 per common share or $0.30396 per common share on an annualized basis.
Q1 2025 Operational Highlights
•Total active service connections at March 31, 2025 increased 4.3% to 65,163.
•Water consumption increased 24.2% to 0.84 billion gallons.
•Invested $15.2 million in infrastructure projects to support existing utilities and continued growth.
•Filed general rate case applications related to Global Water – Santa Cruz Water Company, Inc. (GW-Santa Cruz) and Global Water – Palo Verde Utilities Company, Inc. (GW-Palo Verde), requesting a net increase to their annual revenues of $6.5 million. A procedural schedule has been set, with testimony and a hearing expected to commence in the fourth quarter of 2025.
Subsequent Events
•On April 22, 2025, the Arizona Corporation Commission (ACC) approved the general rate case application filed by Global Water – Farmers Water Company, Inc. (GW-Farmers). The new rates are expected to generate an approximately $1.1 million increase in annual revenue once fully phased in. GW-Farmers will implement the rate increase in three stages, beginning on May 1, 2025.
•Extended maturity date of revolving credit facility to May 18, 2027 and increased principal amount available for borrowing from $15 million to $20 million.
Management Commentary
“In Q1 2025, we continued to increase our top-line primarily due to organic growth in active water and wastewater connections and increased consumption,” commented Global Water Resources president and CEO, Ron Fleming.

“We believe we can maintain solid revenue growth in the quarters and years to come as we reflect appropriate rate increases on top of our organic growth, which together support the potential for strong net income growth.

“In March, we filed general rate case applications for our GW-Santa Cruz and GW-Palo Verde utilities that marked an important milestone in our efforts to enhance services for our customers and support the residential and commercial growth in Pinal County. The application requests an approximate $6.5 million net revenue increase above 2024 test year revenue. The additional revenue from the proposed rates would help us maintain the high-quality water and wastewater services we’ve proudly provided to the county since 2004.

“Then in April, we received approval of our GW-Farmers general rate case, which started with 50% of the rate increase that went into effect on May 1 with subsequent increases to follow. The additional revenue will support our efforts to improve GW-Farmers for the benefit of its customers and the broader Sahuarita community.

“We believe these results are driven by our specialized Total Water Management approach that reduces demand on scarce non-renewable water sources and costly renewable water supplies in a manner that ensures sustainability and greatly benefits our regional communities—both environmentally and economically.

“To further support our integrated approach to water management, during the quarter we appointed Robert Kuta, a widely respected industry veteran with a strong record of achievement. His diverse executive skill set has already enhanced our organizational performance. In coordination with our exceptional existing team, Rob is developing infrastructure and environmental programs designed to benefit our growing communities while ensuring we maintain compliance as our top mandate.”

Mike Liebman, Global Water Resources CFO stated: “In preparation for further growth and expansion, we strengthened our capital resources during the quarter by extending our revolving credit facility to May 2027 and increasing the amount available for borrowing from $15 million to $20 million. We also raised net proceeds of $30.8 million in a public offering of common stock in March, demonstrating strong investor confidence in our future growth prospects.

“Together, these transactions brought our capital resources to approximately $51.5 million, comprised of $31.5 million in cash and cash equivalents by quarter end, in addition to the $20 million available for withdrawal under the revolving credit facility. We believe our capital resources position us well to fund and engage in a variety of growth opportunities, such as capital improvements and acquisitions.”

Fleming continued: “On the acquisition front, we anticipate completing our previously announced plan to acquire seven water systems from the City of Tucson in mid-2025. The acquisition would expand our service area in Pima County by approximately 2,200 water service connections. Meanwhile, we will consider other potential acquisitions within the Arizona Sun Corridor that could benefit from our highly effective Total Water Management.

“Our service areas in Arizona's Sun Corridor continued to show signs of new development during the first quarter, however single-family permits decreased by 135 or 41.5% in the City of Maricopa and 1,129 or 15.0% across the Greater Phoenix metropolitan area, as compared to the first quarter of last year. This variability can occur as single-family permits are issued early in the home building process, and permit inventory must be consumed before more houses move into construction and water meters are installed. Thus, regardless of the Q1 pullback, according to the ASU Greater Phoenix Blue Chip Panel, single-family permits in the Greater Phoenix metropolitan area are expected to remain strong, with a consensus estimate projections of 27,333 permits in 2025. We anticipate continued growth in active service connections in line with this projected strength in single-family housing permits.

“We also see our organic connection growth being driven by Arizona’s strong economic outlook. By 2032, Arizona is expected to add 478,000 jobs over 2022 levels, with an annual growth rate of 1.4% through 2032, exceeding the national average. Supporting this projection, Arizona received investment commitments of $50 billion last year according to the Arizona Commerce Authority. This includes notable contributions from industry leaders like Taiwan Semiconductor, Intel, and Procter & Gamble.

“As we progress through 2025, we will remain focused on bringing the benefits of consolidation, regionalization and proactive environmental stewardship to the communities we serve. Given the market’s current positive outlook and the strong financial foundation we have laid, we believe we are well positioned for continued growth throughout the remainder of the year.”

Financial Summary
Revenue

	Three Months Ended		Favorable (Unfavorable)
	March 31,		2025 vs. 2024
	2025	2024	$	%
Water service	$5,980	$5,226	$754	14.4%
Wastewater and recycled water service	6,477	6,384	93	1.5%
Total regulated revenue	12,457	11,610	847	7.3%
Total revenue	$12,457	$11,610	$847	7.3%
The increase in regulated revenue for the first quarter of 2025 was primarily attributable to the organic growth in active water and wastewater connections, increased water and recycled water consumption and higher rates for GW-Saguaro, resulting from the GW-Saguaro general rate case, effective July 2024. The increased consumption was predominantly driven by the increase in active connections and higher usage from irrigation, construction and commercial customers.
Operating Expenses

	Three Months Ended		Favorable (Unfavorable)
	March 31,		2025 vs. 2024
	2025	2024	$	%
Personnel costs - operations and maintenance	$1,340	$1,293	$(47)	(3.6)%
Utilities, chemicals and repairs	1,032	791	(241)	(30.5)%
Other operations and maintenance expenses	1,315	1,200	(115)	(9.6)%
Total operations and maintenance expense	3,687	3,284	(403)	(12.3)%
Personnel costs - general and administrative	2,195	2,201	6	0.3%
Professional fees	467	451	(16)	(3.5)%
Other general and administrative expenses	1,525	1,473	(52)	(3.5)%
Total general and administrative expense	4,187	4,125	(62)	(1.5)%
Depreciation and amortization	3,328	2,934	(394)	(13.4)%
Total operating expenses	$11,202	$10,343	$(859)	(8.3)%
Operations and Maintenance
Higher utilities, chemicals and repairs were primarily due to increased quantities of chemicals and power purchased to operate pumps and other related equipment as a result of increased consumption.
The increase in other operations and maintenance expenses was primarily driven by higher contract IT and labor services as a result of contracts that began in the fourth quarter of 2024.
General and Administrative
General and administrative expenses were up slightly by approximately $62,000 or 1.5%.
Depreciation and Amortization
The increase for the three months ended March 31, 2025 as compared to the three months ended March 31, 2024 was substantially attributable to an increase in depreciable fixed assets as well as additional amortization from new leased vehicles and office space in the three months ended March 31, 2025 compared to the same period in the prior year.

Other Expense
Other expense totaled $0.5 million for the three months ended March 31, 2025 compared to $0.3 million for the same period in 2024. The increase in other expense was substantially attributable to lower income associated with Buckeye growth premiums of $0.2 million that resulted from fewer new meter connections in the area for the three months ended March 31, 2025 compared to the same period in 2024. In addition, the company had higher net interest expense of $0.1 million offset by higher AFUDC-Equity of $0.1 million.
Net Income
Net income decreased $0.1 million or 14.5% to $0.6 million or $0.02 per share in the first quarter of 2025, compared to net income of $0.7 million or $0.03 per share in the same year-ago period.
Adjusted EBITDA
Adjusted EBITDA increased $0.2 million or 4.4% to $5.6 million in the first quarter of 2025, compared to $5.4 million in the same year-ago period.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02533 per common share (or $0.30396 per share on an annualized basis), payable on May 30, 2025, to holders of record at the close of business on May 16, 2025.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the ACC. The company plans to continue aggregating water and wastewater utilities through strategic acquisitions and entity consolidation, which is expected to enable the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of March 31, 2025, active service connections increased by 2,712 or 4.3% to 65,163 compared to 62,451 at March 31, 2024, with the increase primarily due to organic growth in the company’s service areas.
Arizona’s Growth Corridor: Positive Population and Economic Trends
The company continued to experience organic growth as evidenced by its year-over-year organic increase in active connections (i.e., exclusive of acquisition related growth) of 4.3% as of March 31, 2025. According to the 2024 U.S. Census estimates, the Phoenix metropolitan statistical area (MSA) is the 10th largest in the U.S. with an estimated population of 5.2 million that increased approximately 7.0% over the 4.8 million people reported in the 2020 Census. The Phoenix MSA continues to grow due to its excellent weather, large and growing universities, a diverse employment base, and low taxes. The Employment and Population Statistics Department of the State of Arizona predicts that the Phoenix metropolitan area will have a population of 5.8 million people by 2030 and 6.5 million by 2040.
A significant contributor to the organic growth is the affordability of housing options in and around the City of Maricopa as compared to Phoenix. Redfin reported the median sale price of a home in March 2025 for the City of Maricopa was approximately $359,000, as compared to approximately $470,000 in the Phoenix housing market. According to the latest data from the National Association of Homebuilders-Wells Fargo, housing affordability remained low through 2024 in the Phoenix MSA.
Conference Call
Global Water Resources will hold a conference call tomorrow to discuss its first quarter of 2025 results, including a question-and-answer period.

Date: Thursday, May 15, 2025
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-833-816-1435
International dial-in number: 1-412-317-0527
Conference ID: 10199311
Webcast (live and replay): here

The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting to the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through May 29, 2025.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10199311
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 32 systems which provide water, wastewater, and recycled water service. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix and Tucson. Global Water recycles over 1 billion gallons of water annually with 18.1 billion gallons recycled since 2004.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Use of Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA and adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) restricted stock expense related to awards made to employees and the board of directors and (iii) disposal of assets, as applicable.
Management believes that EBITDA and adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors an additional measure of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA and adjusted EBITDA, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and adjusted EBITDA to net income, the most comparable GAAP measure, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release and the related conference call include certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including expected growth in and around metropolitan Phoenix and Tucson and the resulting potential for new service connections, as well as the anticipation of continued growth in active service connections in line with the projected increase in anticipated single-family housing permits; future financial performance; regulatory and ACC proceedings, decisions, and approvals, such as the anticipated benefits resulting from rate decisions, including any collective revenue increases due to new water and wastewater rates, as well as the outcome and timing of our rate cases and other applications with the ACC; our plans relating to future filings of our rate cases with the ACC; acquisition plans and our ability to complete additional acquisitions, including the anticipated acquisition of seven public water systems from the City of Tucson, the expected increase in active water service connections, and the anticipated timing of the consummation of such acquisition; population and growth projections; technologies, including expected benefits from implementing such technologies; revenues; metrics; operating expenses; trends relating to our industry, market, population and job growth, and housing permits; the adequacy of our water supply to service our current demand and growth for the foreseeable future; liquidity and capital resources; plans and expectations for capital expenditures; cash flows and uses of cash; dividends; depreciation and amortization; tax payments; our ability to repay indebtedness and invest in initiatives; the anticipated impact and resolutions of legal matters; the anticipated impact of new or proposed laws, including regulatory requirements, tax changes, and judicial decisions; the anticipated impact of accounting changes and other pronouncements; and other statements that are not historical facts, as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Additional risks and uncertainties include, but are not limited to, whether all conditions precedent in the asset purchase agreement to acquire the seven public water systems from the City of Tucson will be satisfied and other risks to consummation of the acquisition, including circumstances that could give rise to the termination of the asset purchase agreement and the risk that the transaction will not be consummated without undue delay, cost or expense, or at all. Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.
Company Contact:
Michael J. Liebman
CFO and SVP
Tel (480) 999-5104
mike.liebman@gwresources.com
Investor Relations:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024
Assets
Utility Plant
Utility Plant	$535,355	$512,993
Less accumulated depreciation	(157,110)	(153,614)
Net utility plant	378,245	359,379
Current Assets
Cash and cash equivalents	31,467	9,047
Accounts receivable, net of allowance for credit losses of $195 and $163, respectively	3,300	3,233
Unbilled revenue	3,206	3,109
Taxes, prepaid expenses and other current assets	1,919	4,080
Total current assets	39,892	19,469
Other Assets
Goodwill	6,527	9,486
Intangible assets, net	8,427	8,427
Regulatory assets	7,023	4,032
Restricted cash	1,708	2,109
Right-of-use assets	2,017	2,157
Other noncurrent assets	79	78
Total other assets	25,781	26,289
Total Assets	$443,918	$405,137
Capitalization and Liabilities
Capitalization
Common stock, $0.01 par value, 60,000,000 shares authorized; 27,796,899 and 24,570,994 shares issued as of March 31, 2025 and December 31, 2024, respectively	$272	$240
Treasury stock, 345,921 and 344,978 shares at March 31, 2025 and December 31, 2024, respectively	(2)	(2)
Additional paid-in capital	76,946	47,366
Retained earnings	—	—
Total shareholders’ equity	77,216	47,604
Long-term debt, net	118,876	118,518
Total Capitalization	196,092	166,122
Current Liabilities
Accounts payable	3,823	2,051
Customer and meter deposits	1,633	1,609
Long-term debt, current portion	3,561	3,926
Leases, current portion	911	871
Accrued expenses and other current liabilities	15,796	13,801
Total current liabilities	25,724	22,258
Other Liabilities
Long-term lease liabilities	1,265	1,450
Deferred revenue - ICFA	21,559	21,517
Regulatory liabilities	5,372	5,386
Advances in aid of construction	131,790	126,467
Contributions in aid of construction, net	36,877	36,834
Deferred income tax liabilities, net	9,860	9,698
Other noncurrent liabilities	15,379	15,405
Total other liabilities	222,102	216,757
Total Capitalization and Liabilities	$443,918	$405,137

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Revenue
Water service	$5,980	$5,226
Wastewater and recycled water service	6,477	6,384
Total revenue	12,457	11,610
Operating Expenses
Operations and maintenance	3,687	3,284
General and administrative	4,187	4,125
Depreciation and amortization	3,328	2,934
Total operating expenses	11,202	10,343
Operating Income	1,255	1,267
Other Income (Expense)
Interest income	99	238
Interest expense	(1,478)	(1,566)
Other, net	898	1,002
Total other expense	(481)	(326)
Income Before Income Taxes	774	941
Income Tax Expense	(183)	(250)
Net Income	$591	$691

Basic earnings per common share	$0.02	$0.03
Diluted earnings per common share	$0.02	$0.03
Dividends declared per common share	$0.08	$0.08

Weighted average number of common shares used in the determination of:
Basic	24,370,052	24,175,699
Diluted	24,434,283	24,295,067

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities:
Net income	$591	$691
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,328	$2,934
Share-based compensation	174	$275
Deferred income tax expense	183	$252
Allowance for equity funds used during construction	—	$—
Operating lease expense	108	$90
Other adjustments	(224)	$36
Changes in assets and liabilities
Accounts receivable and other current assets	1,967	714
Accounts payable and other current liabilities	1,405	1,380
Other noncurrent assets	(67)	(17)
Other noncurrent liabilities	12	1,713
Net cash provided by operating activities	7,477	8,068
Cash Flows from Investing Activities:
Capital expenditures	(15,216)	(5,761)
Other cash flows used in investing activities	—	(4)
Net cash used in investing activities	(15,216)	(5,765)
Cash Flows from Financing Activities:
Dividends paid	(1,841)	(1,819)
Advances and contributions in aid of construction	725	372
Line of credit repayments	—	(2,315)
Loan borrowings	—	20,000
Issuance of common stock, net of issuance costs	31,041	—
Financing costs of debt and equity transactions	(34)	(370)
Other financing activities	(133)	(62)
Net cash provided by financing activities	29,758	15,806
Increase in cash, cash equivalents, and restricted cash	22,019	18,109
Cash, cash equivalents, and restricted cash — Beginning of period	11,156	4,763
Cash, cash equivalents, and restricted cash — End of period	$33,175	$22,872

Supplemental disclosure of cash flow information:

	Three months ended March 31,
	2025	2024
Cash and cash equivalents	$31,467	$20,655
Restricted cash	1,708	2,217
Total cash, cash equivalents, and restricted cash	$33,175	$22,872

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2025 and 2024 is as follows (in thousands):

	Three Months Ended March 31,
	2025	2024
Net Income	$591	$691
Income tax expense	183	250
Interest income	(99)	(238)
Interest expense	1,478	1,566
Depreciation and amortization	3,328	2,934
EBITDA	5,481	5,203
Loss on disposal of fixed assets	—	2
Restricted stock expense	162	198
EBITDA adjustments	162	200
Adjusted EBITDA	$5,643	$5,403